EXHIBIT 4.4

AMERIGAS PARTNERS, L.P.

AP EAGLE FINANCE CORP.

SECOND SUPPLEMENTAL INDENTURE

Dated December 3, 2002

To

INDENTURE

Dated August 21, 2001,
as supplemented by First Supplemental Indenture
dated May 3, 2002

8 7/8% Senior Notes due 2011

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Trustee

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated December 3, 2002, among AMERIGAS PARTNERS, L.P., a Delaware limited partnership (the “Partnership”), and AP EAGLE FINANCE CORP., a Delaware corporation and wholly owned finance subsidiary of the Partnership (the “Finance Corp.” and together with the Partnership, the “Issuers”), and WACHOVIA BANK, NATIONAL ASSOCIATION, successor to FIRST UNION NATIONAL BANK, as trustee under the Indenture (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuers and the Trustee, as trustee, are parties to an Indenture dated August 21, 2001 (the “Indenture”) providing for the issuance of $200,000,000 of Series A and Series B 8 7/8% Senior Notes and, pursuant to Section 2.2 of the Indenture, subject to compliance with Section 4.8 and the other terms of the Indenture, an unlimited amount of Additional Notes;

WHEREAS, by Supplemental Indenture dated May 3, 2002, the Indenture provides for the issuance of $40,000,000 Series B 8 7/8% Senior Notes (the “Series B Notes”);

WHEREAS, $15,000 principal amount of Series A 8 7/8% Senior Notes (the “Series A Notes”) and $239,985,000 principal amount of Series B 8 7/8% Senior Notes (the “Series B Notes” and together with the Series A Notes, the “Outstanding Notes”) are currently outstanding under the Indenture;

WHEREAS, Section 4.8 of the Indenture provides that the Partnership shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise, for the payment of any Indebtedness unless at the time of such incurrence, and after giving pro forma effect to the receipt and application of the proceeds of such Indebtedness, the Consolidated Fixed Charge Ratio of the Partnership is greater than 2.00 to 1;

WHEREAS, no other provision of the Indenture restricts the issuance of Additional Notes;

WHEREAS, in accordance with all of the provisions of the Indenture, the Issuers wish to issue Additional Notes designated as Series C in the aggregate principal amount of $88,000,000 (the “New Notes”);

WHEREAS, the Issuers intend to conduct an Exchange Offer whereby the holders of the New Notes will be entitled to exchange the New Notes for Series B Notes, which Series B Notes shall be authenticated by the Trustee in accordance with the Indenture;

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuers and the Trustee are authorized to execute and deliver this Second Supplemental Indenture without the consent of any Holder of the Outstanding Notes;

WHEREAS, the Issuers, by action duly taken, have authorized the execution of this Second Supplemental Indenture and the issuance of the New Notes; and

WHEREAS, all actions necessary to make the New Notes (when executed by the Issuers and completed, authenticated, and delivered by the Trustee as required by the Indenture) the valid and binding obligations of the Issuers and to constitute these presents a valid and binding Second Supplemental Indenture according to its terms have been duly taken.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the New Notes as follows:

1.    Definitions.

(a)    Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b)    For all purposes of this Second Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

2.    Issue of New Notes and Additional Series B Notes in Exchange for New Notes.    The New Notes and up to $88,000,000 additional Series B Notes, to be issued in the Exchange Offer in exchange for the New Notes, shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of the Indenture. The aggregate principal amount of the New Notes created hereby and of the additional Series B Notes to be issued in exchange for the New Notes, which may be authenticated and delivered under this Second Supplemental Indenture, shall be limited to $88,000,000, however, an unlimited amount of Additional Notes may be issued as provided in Section 2.2 of the Indenture.

3.    Representation.    The Partnership hereby represents that its Consolidated Fixed Charge Coverage Ratio is, and after giving pro forma effect to the receipt and application of the proceeds of the New Notes will be, greater than 2.00 to 1.

4.    Form of the New Notes; Incorporation of Terms.    The New Notes and the Trustee’s certificate of authentication thereto shall be substantially in the form of Exhibit A hereto, the terms of which are hereby incorporated in and made a part of this Second Supplemental Indenture.

5.    Technical Amendment to Section 2.6(g)(iii) of the Indenture.    To permit the intended exchange of the New Notes for the new Series B Notes in the Exchange Offer, Section 2.6(g)(iii) of the Indenture is hereby amended so that each reference therein to “Series A Notes” is replaced with a reference to “Notes in any series.”

6.    Second Supplemental Indenture Part of Indenture.    This Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, shall form a part of the Indenture for all purposes and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

7.    Governing Law.    This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

8.    Conflict with TIA.    If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Second Supplemental Indenture by any provision of the Trust Indenture Act of 1939, as amended, such required provision shall control.

9.    Trustee Makes No Representations.    The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

10.    Successors and Assigns.    All covenants and agreements in this Second Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

11.    Separability Clause.    In case any provision in this Second Supplemental Indenture or in the New Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.    Counterparts.    The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

13.    Effect of Headings.    The Section headings herein are for convenience only and shall not effect the construction thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

AMERIGAS PARTNERS, L.P., BY AMERIGAS PROPANE, INC., AS GENERAL PARTNER

By:	/s/ ROBERT H. KNAUSS
Name: Robert H. Knauss Title: Vice President—Law

AP EAGLE FINANCE CORP.

By:	/s/ ROBERT H. KNAUSS
Name: Robert H. Knauss Title: Vice President—Law

WACHOVIA BANK, NATIONAL ASSOCIATION AS TRUSTEE

By:	/s/ ALAN G. FINN
Name: Alan G. Finn Title: Vice President

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